                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sections 240.14a-11(c) or 240.14a-12

                          MOTORVAC TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          MOTORVAC TECHNOLOGIES, INC.
                             1431 SOUTH VILLAGE WAY
                          SANTA ANA, CALIFORNIA 92705
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 11, 2000

TO THE STOCKHOLDERS OF MOTORVAC TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MotorVac Technologies, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 11, 2000, at 2:00 p.m., local time, at the Crowne Plaza Hotel, located at 17941 Von Karman Avenue, Irvine, California, 92614 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected;

     2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 30, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          DAVID P. NELSON
                                          Secretary

Santa Ana, California
April 13, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          MOTORVAC TECHNOLOGIES, INC.
                             1431 SOUTH VILLAGE WAY
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 558-4822
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 2000

     The enclosed proxy is solicited on behalf of the Board of Directors of MotorVac Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 11, 2000 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Crowne Plaza Hotel, located at 17941 Von Karman Avenue, Irvine, California 92614. The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2000, to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 30, 2000 will be entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 4,539,158 shares of Common Stock, each of which is entitled to one vote.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1431 South Village Way, Santa Ana, California, 92705, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 20, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2001 annual meeting of stockholders notifies the Company of such matter prior to March 3, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six nominees for election to the Board of Directors. Each director will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES:

                                                                                        DIRECTOR
                NAME                   AGE             PRINCIPAL OCCUPATION              SINCE
                ----                   ---             --------------------             --------
Grant Ferrier(1)(3)..................  38    President, Environmental Business            1998
                                             International, Inc.
Stephen L. Greaves(2)................  41    President and General Manager, Erin Mills    1994
                                             International Investment Corporation
Lee W. Melody........................  58    President and Chief Executive Officer,       1995
                                             MotorVac Technologies, Inc.
Ronald J. Monark(1)(2)(3)............  60    Consultant                                   1997
Gerald C. Quinn(1)(3)................  51    President, The Erin Mills Investment         1992
                                             Corporation
A. J. "Rudy" Wolf....................  58    Group Publisher, Cygnus Business Media       1999

---------------
(1) Member of Nominating Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

(3) Member of Compensation Committee of the Board of Directors.

     Mr. Ferrier has been President and Chief Executive Officer of Environmental Business International, Inc., a business research, management consulting and publishing company serving the environmental industry, since 1988. Mr. Ferrier also serves as Chief Executive Officer of Nutrition Business International LLC. Mr. Ferrier holds B.S. degrees in mechanical engineering, and conservation and resource studies from the University of California, Berkeley.

     Mr. Greaves has served as General Manager and a director of Erin Mills International Investment Corporation, a venture capital firm, since 1993, and was appointed President in 1997. See, "Security Ownership of Certain Beneficial Owners and Management." From 1985 through 1991, Mr. Greaves held key marketing positions with ESSO, Standard Oil's regional office in Barbados. From 1992 to 1993, he was a self-employed marketing consultant. Mr. Greaves is also a director of HighwayMaster Communications, Inc., and several private companies. Mr. Greaves holds a B.A. in Economics from the University of Western Ontario, London, Canada, and an MBA in Marketing/Finance from Concordia University, Montreal, Canada.

     Mr. Melody joined the Company in 1994 as Vice President -- Marketing, assumed the position of Chief Operating Officer later that year, was appointed President in 1995, and was appointed Chief Executive Officer in 1997. From 1993 to 1994, Mr. Melody was a principal in an automotive after-market franchise, and from 1991 to 1993 Mr. Melody was President and CEO of McGuire Nicholas, a consumer goods product company. Mr. Melody served in the U.S. Navy Submarine Service from 1960 to 1966 and graduated from the Executive Program of the UCLA Graduate School of Management in 1989.

     Mr. Monark, Chairman of the Board, is owner of Monark Group, an independent consulting firm. In 1997 and 1998, Mr. Monark served on the Managing Committee of Mitchell Repair Information Company LLC, a company jointly-owned by Snap-on, Inc. and The Thomson Corporation. Mr. Monark was President and Chief Executive Officer of Mitchell Repair Information Company throughout 1997. From 1989 to 1996, Mr. Monark was President and Chief Executive Officer of Mitchell International, an automotive information company. Prior to 1989, Mr. Monark's assignments included a five-year term as a consultant with McKinsey & Company. Mr. Monark graduated Phi Beta Kappa from the College of William and Mary in Williamsburg, Virginia, and holds an MBA from the University of Chicago.

     Mr. Quinn has been President of The Erin Mills Investment Corporation, a venture capital firm, and Executive Vice President of The Erin Mills Development Corporation, a land development company, since 1989. See, "Security Ownership of Certain Beneficial Owners and Management." Mr. Quinn is also a director of Erin Mills International Investment Corporation, Synsorb Biotech, Inc., a biotechnology research and development company, and HighwayMaster Communications, Inc., a manufacturer and distributor of cellular truck tracking systems. Mr. Quinn is a Chartered Accountant and has a Bachelor of Science in Chemistry.

     Mr. Wolf was founder and President of Professional Tool & Equipment News Publishing, Inc., a group of three leading automotive and truck business-to-business magazines, from 1990 until its sale to Cygnus Business Media in 1999. He now serves as group publisher with Cygnus. Mr. Wolf previously served as publisher of Tire Review and Heavy Duty Marketing Magazine before starting his own independent representation firm in 1985, where he represented eleven national magazines, including Motor Magazine, Modern Tire Dealer, Jobber Retailer, Sportscar and SEMA News. Mr. Wolf has a degree in marketing from Fairleigh Dickenson University in Teaneck, New Jersey.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held nine meetings in 1999. The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee meets with the Company's independent auditors concerning their engagement, audit plan and report and management letter and, with the assistance of the independent auditors, monitors the adequacy of the Company's internal accounting controls and financial management practices. The Audit Committee is composed of: Messrs. Greaves and Monark. It met two times during 1999.

     The Compensation Committee is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning the compensation and benefits of the Company's executive officers and administering the Company's stock purchase and option plans. The Compensation Committee is composed of Messrs. Quinn, Monark and Ferrier. It met two times during 1999.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of Messrs. Monark, Quinn and Ferrier. It did not meet during 1999.

COMPENSATION OF DIRECTORS

     For information concerning the compensation paid to non-employee directors in 1999, see "Executive Compensation -- Compensation of Directors."

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since the fiscal year ended March 31, 1995. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             ADDITIONAL INFORMATION

MANAGEMENT

     The following is information regarding the Company's current executive officers.

                NAME                   AGE                   POSITION
                ----                   ---                   --------
Lee W. Melody........................  58    President and Chief Executive Officer
Michael G. Arkell....................  53    Senior Vice President -- Sales
David P. Nelson......................  58    Vice President of Finance, Chief
                                             Financial Officer, Treasurer and
                                             Secretary
John A. Rome.........................  61    Vice President -- Operations

     Information regarding Mr. Melody's business experience is set forth under Proposal 1 above.

     Mr. Arkell joined the Company in 1995 and was appointed Senior Vice President of Sales in 1999. Mr. Arkell has over 25 years of management experience in sales and marketing in the automotive, heavy duty and industrial industries. From 1989 through 1995, Mr. Arkell was Director, Domestic Sales for Korody-Colyer, a manufacturer and remanufacturer of diesel internal engine parts. Mr. Arkell holds a Bachelor of Science in Business Administration from the University of Washington.

     Mr. Nelson has served as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company since 1997. From 1990 to 1997, Mr. Nelson served as Vice President of Finance of Geodynamics Corp., a publicly-traded aerospace company which was acquired by Logicon Inc. in 1996. Mr. Nelson holds a B.A. and M.A. degree in Economics from U.C.L.A.

     Mr. Rome joined the Company in 1995 as Vice President of Operations. From 1993 to 1995, Mr. Rome was an author of technical, operational and instructional manuals, which are currently being implemented at the Company. From 1992 to 1993, he served as the Manager of Operations for Sierracin/Harrison, a manufacturer of aerospace fasteners. From 1990 through 1992, Mr. Rome was Vice President of Operations and Director of Quality Assurance for Robertshaw Controls Company, a manufacturer of thermostats and gas valves for the heating and air conditioning industries. Mr. Rome holds a Bachelor of Science degree in Mechanical Engineering from Barrow-In-Furness of Cumbria, England.

     Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 15, 2000 by: (i) each Director and nominee for Director; (ii) each of the Named Executive Officers (defined below); (iii) all executive officers and Directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                        ------------------------------------
                         NAME                           NUMBER OF SHARES    PERCENT OF CLASS
                         ----                           ----------------    ----------------
Erin Mills International Investment Corporation(2)....     2,771,012              61.0%
  Radley Court, Suite 200
  Collymore Rock
  St. Michael, Barbados, West Indies
Stephen A. Springer(3)................................       339,430               7.5%
  345 E. 57th Street
  New York, New York 10022
Stephen L. Greaves(4).................................     2,793,577              61.4%
Ronald J. Monark......................................        78,737               1.7%
Lee W. Melody.........................................       207,312               4.4%
David P. Nelson.......................................        17,071                 *
Michael G. Arkell.....................................        22,401                 *
John A. Rome..........................................        38,262                 *
Gerald C. Quinn (5)...................................     2,798,909              61.5%
Grant Ferrier.........................................        23,737                 *
A. J. "Rudy" Wolf.....................................        21,494                 *
All Directors and Executive Officers as a Group (9
  Persons)(6).........................................     3,230,943              67.2%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,539,158 shares outstanding on March 15, 2000. Share numbers include the following number of shares subject to options granted by the Company exercisable within 60 days of March 15, 2000: Mr. Melody, 171,960; Mr. Arkell, 19,464; Mr. Quinn, 11,828; Mr. Greaves, 11,196; Mr. Monark, 20,000;
    Mr. Ferrier, 4,000; Mr. Wolf, 0; Mr. Nelson, 10,000; and Mr. Rome, 18,608. The share numbers also include 1,003 shares earned by each of Messrs. Ferrier, Greaves, Monark, Quinn and Wolf (but not yet issued) under the 1998 Stock Compensation Plan. These option shares and earned shares are deemed outstanding for the purposes of computing the percentage ownership of each such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Erin Mills International Investment Corporation, a Barbadian corporation ("EMIIC"), is a majority-owned subsidiary of The Erin Mills Investment Corporation, a corporation organized under the laws of the province of Ontario, Canada ("TEMIC"). TEMIC is a wholly-owned subsidiary of The Erin Mills Development Corporation, a corporation organized under the laws of the province of Ontario, Canada ("EMDC"). Consequently, TEMIC and EMDC, by virtue of their control of EMIIC, would be deemed to share voting and investment power of the shares of Common Stock owned by EMIIC. The directors of EMIIC may also be deemed to have beneficial ownership of the shares of Common Stock owned by EMIIC. The directors of EMIIC are Gerald C. Quinn (who is also a director of the Company),

    Humphrey Metzger, Andrew C. Ferreira, Dr. Trevor A. Carmichael, and Stephen
    L. Greaves (who is also a director of the Company). In addition, the directors of TEMIC and EMDC may be deemed to have beneficial ownership of the shares of Common Stock of the Company owned by EMIIC by virtue of TEMIC's and EMDC's control of EMIIC. The directors of TEMIC and EMDC are Rudy Bratty, John H. Daniels, Peter Daniels, Alfredo DeGasperis, Marco Muzzo, Elly Reisman, and Larry Robbins, none of whom are officers or directors of the Company. Stephen L. Greaves, a director of the Company, is General Manager of EMIIC. Gerald C. Quinn, a director of the Company, is President of TEMIC and Executive Vice President of EMDC. Except as indicated in Note (5) below, each of the directors of EMIIC, TEMIC and EDMC disclaims beneficial ownership of any of the shares of the Company's Common Stock beneficially owned by EMIIC, TEMIC or EMDC.

(3) Mr. Springer has shared voting and investment power with respect to 7,000 of these shares.

(4) Includes 2,771,012 shares of Common Stock beneficially held by EMIIC. See Note (2) above. Mr. Greaves disclaims beneficial ownership of any of the shares of the Company's Common Stock held by EMIIC.

(5) Includes 2,771,012 shares of Common Stock beneficially held by EMIIC. See Note (2) above. Mr. Quinn has the right to acquire 83,130 shares of the Company's Common Stock from EMIIC. Except with respect to the shares subject to his purchase rights, Mr. Quinn disclaims beneficial ownership of any of the shares of the Company's Common Stock held by EMIIC.

(6) See Notes (2), (4) and (5) above. The 2,771,012 shares held by EMIIC which are also included in the beneficial holdings of Messrs. Quinn and Greaves are counted only once in the number of shares held by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that the following persons did not timely file a Form 5 to report exempt acquisitions of shares and/or options in fiscal years 1998 and 1999 under Company stock compensation and stock option plans: Mr. Ferrier -- 21 transactions; Mr. Greaves -- 19 transactions; Mr. Monark -- 23 transactions; Mr. Quinn -- 19 transactions; Daniel P. Whelan (former director) -- 1 transaction; Mr. Melody -- 1 transaction; Mr. Wolf -- 3 transactions; Mr. Arkell -- 1 transaction; Mr. Nelson -- 1 transaction; and Mr. Rome -- 1 transaction.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered to the Company during fiscal years 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                               ANNUAL COMPENSATION             SECURITIES
                                      -------------------------------------    UNDERLYING
                                                             OTHER ANNUAL       OPTIONS         ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)       (#)        COMPENSATION(3)
 ---------------------------   ----   --------   --------   ---------------   ------------   ---------------
Lee W. Melody................  1999   $185,000   $74,141        $20,581         130,000           4,896
  President and Chief          1998    175,000       -0-         18,270             -0-             -0-
  Executive Officer            1997    166,650    15,794         15,267             -0-             -0-
Michael G. Arkell............  1999    125,000    46,354         18,023          20,000           1,200
  Sr. Vice President of Sales  1998    110,000       -0-         16,116             -0-             -0-
                               1997    100,000     1,000         15,465           2,680             -0-
David P. Nelson..............  1999    120,000    17,571         17,750          10,000           1,907
  Vice President, Finance and  1998    115,000     5,000         15,303          20,000             -0-
  Chief Financial Officer      1997     13,750       -0-            700             -0-             -0-
John A. Rome.................  1999    100,000    17,084         19,071          20,000           3,253
  Vice President of
  Operations                   1998     95,000       -0-         15,295             -0-             -0-
                               1997     90,000     2,000         14,847           6,960             -0-

---------------
(1) Under a cash bonus plan implemented by the Board of Directors in 1996, an amount equal to 10% of the Company's net pre-tax income for each fiscal year is available for bonus awards to employees and officers of the Company. The recipients and bonus amounts are determined in the discretion of the Board or Compensation Committee, after due consideration of the President's recommendations. In 1996, the Board resolved that Lee W. Melody will be entitled to receive at least 50% of any amount paid under this plan. In accordance with the terms of his employment agreement, Mr. Arkell's bonus is based upon the Company achieving certain sales and operating profit goals.

(2) These amounts represent automobile allowances and health and life insurance benefits as follows:

               NAME                 YEAR    AUTOMOBILE ALLOWANCE    INSURANCE BENEFITS
               ----                 ----    --------------------    ------------------
Lee W. Melody.....................  1999           $7,250                $13,331
                                    1998            6,000                 12,270
                                    1997            6,000                  9,267
Michael G. Arkell.................  1999            7,250                 10,773
                                    1998            6,000                 10,116
                                    1997            6,000                  9,465
David P. Nelson...................  1999            7,250                 10,500
                                    1998            6,000                  9,303
                                    1997              750                    -0-
John A. Rome......................  1999            7,250                 11,821
                                    1998            6,000                  9,295
                                    1997            6,000                  8,847

(3) Represents Company contributions to the 401(k) plan.

     The following table sets forth certain information regarding options granted by the Company during the fiscal year ended December 31, 1999 to the Named Executive Officers.

                      OPTIONS GRANTED IN FISCAL YEAR 1999

                       NUMBER OF SECURITIES    % OF TOTAL OPTIONS
                        UNDERLYING OPTIONS    GRANTED TO EMPLOYEES   EXERCISE PRICE   EXPIRATION
        NAME                GRANTED(1)           IN FISCAL YEAR        ($/SHARE)         DATE
        ----           --------------------   --------------------   --------------   ----------
Lee W. Melody........        130,000(1)                70%               $1.81         3/10/09
Michael G. Arkell....         20,000(1)                11%               $1.81         3/10/09
David P. Nelson......         10,000(1)                 5%               $1.81         3/10/09
John A. Rome.........         20,000(1)                11%               $1.81         3/10/09

---------------
(1) The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. Each option is exercisable at the rate of 20% per year beginning one year after the grant date. Upon the consummation of certain events, including the dissolution or liquidation of the Company, the merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition of equity securities of the Company representing 20% or more of the aggregate voting power of the outstanding equity securities of the Company or a change in the composition of a majority of the Board of Directors, all outstanding options will become immediately exercisable.

     The following table sets forth information regarding the aggregate value of unexercised options held by the Named Executive Officers of the Company at December 31, 1999. No options were exercised by the Named Executive Officers in 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                             OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END(1)
                            ----------------------------    ----------------------------
           NAME             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----             -----------    -------------    -----------    -------------
Lee W. Melody.............    171,960         158,040         $    0         $138,450
Michael G. Arkell.........     11,464          28,536              0           21,300
David P. Nelson...........      8,000          22,000          8,000           21,300
John A. Rome..............     11,556          28,444              0           22,650

---------------
(1) Calculated based on the fair market value of the Company's Common Stock as of December 31, 1999 ($2.875 per share), less the exercise price of options with an exercise price less than $2.875 per share.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with each of the Named Executive Officers. Mr. Melody's agreement expires in February 2002 and provides for a minimum annual salary of $135,000. Mr. Arkell's agreement expires in February 2001 (subject to automatic one-year renewals unless 60 days prior notice is given) and provides for a minimum annual salary of $100,000. Mr. Nelson's agreement expires in February 2001 (subject to automatic one-year renewals unless 60 days prior notice is given) and provides for a minimum annual salary of $110,000. Mr. Rome's agreement expires in July 2000 and provides for a minimum annual salary of $70,000. Messrs. Melody, Nelson and Rome are entitled to discretionary bonuses and Mr. Arkell is entitled to an incentive bonus based upon the Company achieving certain sales and operating profit goals. Each officer receives a $750 per month automobile allowance and payment of health insurance premiums for himself and his dependents.

     If an officer's employment with the Company is terminated for cause (as defined in each agreement), then he is entitled to receive his base salary through the date of termination. If an officer's employment with the Company is terminated without cause (including on account of non-renewal of the Arkell, Rome and

Nelson agreements), then he is entitled to receive payment of his base salary and health care benefits for a period of six months from the date of such termination (twelve months in the case of Mr. Melody). If an officer's employment is terminated without cause or he resigns from his employment for "good reason" (as defined in each agreement) following a change in control of the Company (as defined in each agreement), then the officer is entitled to receive an amount equal to his base annual salary (two times annual salary in the case of Mr. Melody) in a lump sum payment within ten days of the date of his termination and the Company is required to pay the annual premiums for health benefits for him and his dependents for a period of 12 months (24 months in the case of Mr. Melody) following the date of such termination.

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors receives a monthly directors' fee of $1,000 and a fee of $750 for attendance at each meeting of the Board of Directors. Non-employee directors of the Company who are also members of the Audit or Compensation Committees of the Board of Directors receive $375 for attendance at each committee meeting that is held on a day other than a day on which a meeting of the Board of Directors is held. Non-employee directors are also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof.

     Under the Company's 1998 Stock Compensation Plan, non-employee directors of the Company may elect to receive shares of Common Stock in lieu of the monthly director fees and meeting attendance fees paid by the Company for their services as directors. Only directors who are not employees or consultants of the Company are eligible to participate in this plan. Each eligible director is entitled to receive a number of shares determined by dividing the cash value of the compensation elected to be exchanged by the fair market value of the shares on the date the compensation otherwise would have been paid in cash. In accordance with their elections made under this plan, during 1999 the following directors received the number of shares of Common Stock set forth opposite their respective names below at prices ranging from $1.00 to $3.00 per share in lieu of the cash fees indicated below:

              NAME                NUMBER OF SHARES    DOLLAR VALUE
              ----                ----------------    ------------
Grant Ferrier...................       7,691            $15,000
Stephen Greaves.................       7,691             15,000
Gerald C. Quinn.................       7,691             15,000
Ronald J. Monark................       7,691             15,000
A. J. Wolf......................         946              2,750

     On March 11, 1999 and May 13, 1999, Mr. Monark, Chairman of the Board, was granted options to purchase 50,000 and 2,000 shares, respectively, of the Company's Common Stock at an exercise price of $1.81 and $2.25 per share (fair market value on the date of grant), respectively. Such options are exercisable at the rate of 20% per year beginning one year after the grant date and have a term of ten years.

     Pursuant to the Company's 1996 Director Stock Plan each director who is not an employee of the Company or any Participating Company (as defined in the plan) including EMIIC, TEMIC and EMDC, is automatically granted a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of the annual meeting of stockholders at which he is elected. The exercise price is equal to 100% of the fair market value of a share of Common Stock on the grant date. All options are immediately exercisable in full and have a term of ten years, subject to earlier termination following the eligible director's cessation of Board service. Pursuant to this plan, on May 13, 1999, Messrs. Ferrier and Monark were each granted options to purchase 2,000 shares of the Company's Common Stock at an exercise price of $2.25 per share. Messrs. Quinn and Greaves were also each granted 2,000 options on the same terms and conditions under the Company's 1996 Stock Incentive Award Plan.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          DAVID P. NELSON
                                          Secretary

April 13, 2000

                          MOTORVAC TECHNOLOGIES, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2000

    The undersigned stockholder of MotorVac Technologies, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, with respect to the Annual Meeting of Stockholders, and hereby appoints Lee W. Melody and David P. Nelson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of MotorVac Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MotorVac Technologies, Inc. to be held at the Crown Plaza Hotel located at 17941 Von Karman Avenue, Irvine, California 92614 on Thursday, May 11, 2000 at 2:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH
    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of
            Stockholders and until their successors are elected.

[ ]FOR all nominees listed below (except as marked to the     [ ] WITHHOLD AUTHORITY to vote for all nominees listed
   contrary below)                                                below.

  NOMINEES: Grant Ferrier, Stephen L. Greaves, Lee W. Melody, Gerald C. Quinn, Ronald J. Monark and Rudy Wolf

  TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           (Continued on other side)

                        (Continued from the other side)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for fiscal year 2000.

                   [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                    DATED

                                                    ----------------------------
                                                    Signature(s)

                                                    Please sign exactly as your
                                                    name appears hereon. If the
                                                    stock is registered in the
                                                    names of two or more
                                                    persons, each should sign.
                                                    Executors, administrators,
                                                    trustees, guardians and
                                                    attorneys-in-fact should add
                                                    their titles. If signer is a
                                                    corporation, please give
                                                    full corporate name and have
                                                    a duly authorized officer
                                                    sign, stating title. If
                                                    signer is a partnership,
                                                    please sign in partnership
                                                    name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.